EXHIBIT 99

NEWS RELEASE
From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman
Corporate Office:	525 Water Street
Port Huron, Michigan 48060
Telephone:	(810) 987-8300
CITIZENS FIRST BANCORP, INC.
ANNOUNCES 10% INCREASE IN SECOND QUARTER EARNINGS
AND $0.09 PER SHARE CASH DIVIDEND
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, AUGUST 1, 2005. Citizens First Bancorp, Inc. (the “Company”)(NASDAQ: CTZN), the holding company for Citizens First Savings Bank (“Citizens First”)and Metrobank (“Metrobank”), today announced that it earned $2.1 million, or $.27 per share, for the quarter ended June 30, 2005, compared to net income of $1.9 million, or $.25 per share, for the quarter ended June 30, 2004. The increase in net income was due to increased net interest income primarily due to an increase of 200 basis points in the prime rate and increased mortgage and commercial lending activities. The Company’s book value per share at June 30, 2005, and December 31, 2004, was $19.62 and $19.19 respectively.
Dividends
     On July 28, 2005, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on August 25, 2005, to stockholders of record on August 11, 2005.
Financial Condition
     Total assets increased $174.2 million, or 12.5%, from $1.393 billion at December 31, 2004 to $1.568 billion at June 30, 2005. The growth in assets was primarily a result of loan growth of $73.9 million, or 6.2%, to $1.266 billion at June 30, 2005 compared to $1.192 billion at December 31, 2004.
     “The balance sheet growth that we have experienced this year has proved that we have worked extremely hard in generating new business. Our focus on growth continues to be in the southeastern Michigan market. As we enter the last half of 2005, our strategic plan implementation is on schedule and the results are now being recognized,” said Marshall J. Campbell, Chairman, President and CEO.
     Total deposits increased $87.5 million from $933.1 million at December 31, 2004 to $1,021 million at June 30, 2005. For the same period, FHLB advances and other borrowings increased $83.5 million, or 29.0%, to $371.3 million as a result of increased borrowings to fund loan growth.

     Total nonperforming assets increased to $12.4 million at June 30, 2005 compared to $11.7 million at December 31, 2004. Nonperforming assets as a percentage of total assets decreased to 0.79% at June 30, 2005 compared to 0.84% at December 31, 2004. Additionally, allowance for loan losses as a percentage of total loans decreased to 1.09% at June 30, 2005 compared to 1.12% at December 31, 2004. We continue to monitor our asset quality ratios in light of the recently passed personal bankruptcy legislation.
Results of Operations
     Net interest income, after provision for loan losses, for the three months ended June 30, 2005 increased $1.2 million, or 10.5%, to $11.8 million from $10.6 million at June 30, 2004. Net interest income, after provision for loan losses, for the six months ended June 30, 2005 increased $2.2 million, or 11.0%, to $23.3 million from $21.0 million at June 30, 2004. “Net interest margin is right in line with our forecasted amounts. Our investment in our lending management and staff has and will continue to be accretive to our net interest margin, in addition to continued increases in the volume of activity in the commercial and mortgage banking departments,” remarked Mr. Campbell.
     Noninterest income for the three months ended June 30, 2005 decreased $57,000, or 3.3%, primarily due to the decrease of $250,000 in gain on sale of securities available for sale as no sales occurred during the same period in 2005. Noninterest income for the six months ended June 30, 2005 increased $84,000 or 2.6%, primarily due to the increase of $437,000 in income from mortgage banking activities. Mr. Campbell continued, “We have recently performed a major study of our product lines with results that we expect will enhance the competitiveness of our products and benefit our existing and future customer base. We are very excited about the opportunities to increase this source of income in the forthcoming months.”
     Noninterest expense for the three months ended June 30, 2005 increased $958,000 or 10.1% to $10.4 million, compared to $9.4 million in the three months ended June 30, 2004. The increase was partially due to an increase of $268,000 in compensation, payroll taxes and employee benefit expenses, although we are beginning to gain efficiencies as a result of combining the operations of Metrobank into Citizens First during the quarter. Additionally, the data processing at Metrobank was converted to Citizens First and, as such, data processing expenses increased $234,000 during the same period over last year. Also contributing to the increase in noninterest expense was a $197,000 increase in office occupancy expense due to additional banking centers and leases in Macomb and Lapeer counties and a $195,000 increase in professional fees as a result of compliance with Sarbanes-Oxley Act requirements.
     Noninterest expense for the six months ended June 30, 2005 increased $2.2 million or 10.1% to $20.6 million, compared to $18.4 million in the six months ended June 30, 2004. The increase was partially due to an increase of $799,000 in compensation, payroll taxes and employee benefit expenses related to severance payments to former Metrobank employees, recent new hires including staff for three new branches. The remaining severance payments for Metrobank employees are not expected to have a material impact on earnings as a majority of the payments have been paid through June 30, 2005. Contributing to the increase in noninterest expense was a $643,000 increase in professional fees as a result of Sarbanes-Oxley Act requirements and data processing expenses of $239,000. We are in the planning phase of bringing item processing in-house towards the end of 2005. As such, data processing expenses are expected to increase during the remainder of the year.
     “We are encouraged by our improving efficiency ratios which decreased to 68.7% from 70.1% for the six months ended June 30, 2005 compared to the same period last year. Our significant investments in experienced management, staff and core business is starting to benefit our bottom line,” stated Mr. Campbell.
     We are pleased to announce the addition of Mr. Doug Brandewie and Mr. Ronald Dicicco, formally of Republic Bank and Comerica Bank, respectively. Mr. Brandewie has extensive experience in the mortgage banking industry and will serve as president of Citizens First Mortgage Company, LLC. Mr. Dicicco, who will serve as Regional President and CEO of Metrobank, has over 30 years of experience in the financial institution industry. “We are very fortunate to attract such talent to our growing institution. The addition of Doug and Ron is going to allow us to do some very exciting things, both in the mortgage banking side of our business and provide additional focus on Metrobank and its customers,” concluded Mr. Campbell.
     Citizens First Bancorp, Inc., through its subsidiaries Citizens First Savings Bank and Metrobank, currently serves its customers from 23 full service-banking and 2 loan productions offices in St. Clair, Sanilac, Huron, Lapeer, Macomb, Livingston and Oakland counties.
     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CITIZENS FIRST BANCORP, INC.
CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

	Unaudited
	June 30,	December 31,
	2005	2004
Total cash and cash equivalents	$54,401	$27,937
Securities available for sale	90,697	90,739
Loans held for sale	64,294	192
Loans, net	1,265,954	1,192,057
Federal Home Loan Bank Stock	17,700	13,536
Other assets	37,116	35,123
Premises and equipment, net	37,427	33,780

Total Assets	$1,567,589	$1,393,364

Deposits	$1,020,554	$933,104
FHLB advances and federal funds purchased	361,273	277,736
Bank line of credit	10,000	10,000
Other Liabilities	10,059	9,630

Total Liabilities	1,401,886	1,230,470

Stockholders’ Equity	165,703	162,894

Total Liabilities and Stockholders’ Equity	$1,567,589	$1,393,364

CITIZENS FIRST BANCORP, INC.
RESULTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Unaudited
	Three Months Ended
	June 30,
	2005	2004
Net Interest Income	$12,536	$10,838

Provision for Loan Losses	780	198

Net Interest Income after Provision	11,756	10,640

Total Noninterest Income	1,666	1,723
Total Noninterest Expense	10,403	9,445

Income before Income Taxes	3,019	2,918
Income Tax Expense	874	972

Net Income	$2,145	$1,946

Net Interest Margin	3.55%	3.52%
Return on Average Assets	0.57%	0.60%
Return on Average Equity	5.21%	4.89%

Basic Earnings Per Share	$0.27	$0.25
Diluted Earnings Per Share	$0.27	$0.25

CITIZENS FIRST BANCORP, INC.
RESULTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Unaudited
	Six Months Ended
	June 30,
	2005	2004
Net Interest Income	$24,550	$21,275

Provision for Loan Losses	1,260	288

Net Interest Income after Provision	23,290	20,987

Total Noninterest Income	3,265	3,181
Total Noninterest Expense	20,563	18,367

Income before Income Taxes	5,992	5,801
Income Tax Expense	1,839	1,971

Net Income	$4,153	$3,830

Net Interest Margin	3.59%	3.52%
Return on Average Assets	0.57%	0.59%
Return on Average Equity	5.04%	4.78%

Basic Earnings Per Share	$0.53	$0.49
Diluted Earnings Per Share	$0.52	$0.49